Exhibit 6.16

Technology Agreement

Account Form

This TECHNOLOGY SERVICES AGREEMENT (the “Agreement”), which consists of this account form (the “Account Form”) and the associated Terms and Conditions (the “Terms and Conditions”) attached hereto as Exhibit A, is made and entered into as of March 24, 2021 (the “Effective Date”) between Triangle Canna Corp. (collectively referred to as “Issuer”, “you”, “your”) for its offering of shares of class A common stock (the “Offering”), and Prime Trust LLC (“Prime Trust”, “we,” “our,” or “us”).

Recitals

WHEREAS, the FundAmerica™ platform, a service of Prime Trust, offers a technology platform with engineering and technology services to customers of Prime Trust;

WHEREAS, Prime Trust has created, owns and maintains proprietary tools and technology, negotiated third-party integrations, certain back-end tools, and other technology and operational processes (collectively, the “Technology”) for conducting, managing and/or enabling technology-driven capital raises of securities (each, an “Offering”), and for maintaining and managing investor data, reporting and communications; and,

WHEREAS, Issuer intends to use the Technology to engage in and manage the Offering in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed to execute this Agreement to memorialize the terms and conditions for which Prime Trust will provide Technology to Issuer in accordance with the terms of this Agreement.

The parties hereby agree as follows:

1.       Financial Technology

Prime Trust will provide the Technology to Issuer, subject to the Terms and Conditions contained in the attached Exhibit A. Such Technology include and are accessible via our Application Programming Interface (the “API”) and our Invest Now technology (“Invest Now”).

2.       Fees

The Issuer will pay the fees to Prime Trust as set forth in Exbibit B hereto.

Agreed as of the date first written above, by and between:

TRIANGLE CANNA CORP.

By: /s/ Jedediah Morris

Name: Jedediah Morris

Title: Chief Executive Officer

PRIME TRUST, LLC

By: /s/ Scott Purcell

Name: Scott Purcell

Title: Founder & Chief Trust Officer

EXHIBIT A

TECHNOLOGY SERVICES AGREEMENT

TERMS AND CONDITIONS

1.	DEFINITIONS. For purposes of this Agreement: Capitalized terms not otherwise defined herein shall have the following meaning:

1.1.	“Account Form” means the Technology Agreement Account Form.

1.2.	“Agreement” means this Technology Agreement, which consists of the Account Form and this Exhibit A Terms and Conditions.

1.3.	“API” means Prime Trust’s Application Programming Interface, which is a set of code and programming rules which enable people to connect their software to our systems. The API is secured with a “key” which triggers access, for that specific account, to services and data access.

1.4.	“Information” means any data or information, including personally identifiable information, provided by or relating to Users in connection with any Offering, whether provided directly by User or Funding Platform in connection with the Technology.

1.5.	“Invest Now™”, a registered trademark of Prime Trust, means Prime Trust’s proprietary transaction engine technology to simplify engaging with the Technology, generally with “plug & play” access, both for posting data associated with an offering into our system and for investors to commit to an offering.

1.6.	“Investor” or “Subscriber” means a person that commits to purchase securities of the Issuer in an Offering.

1.7.	“Issuer” means Triangle Canna Corp., a Nevada corporation, any related party, subsidiary, agent, representative, administrator, successor in interest, or other person or entity acting on behalf of or in place of the person or entity who is using (or enabling the use of) Prime Trust Technology to aid in managing a raise of capital and who is identified on the Account Form as the Issuer.

1.8.	“Materials” means all Issuer data, information, disclosures, advertising, works of authorship, inventions, drawings, logos, software code or other communications related to the Offering.

1.9.	"Offering” means Issuer’s offering of securities (debt or equity) or digital assets as it raises capital pursuant to Federal and/or state regulations.

1.10.	“Person” means any individual, company, limited liability company, corporation, trust, estate, association, nominee or other entity.

1.11.	“Shares” means the Issuer’s class A common Stock.

1.12.	“Technology” has the meaning set forth in the Account Form.

1.13.	“User” means Issuer, its customers and any other person using the Technology in any way.

2.	TECHNOLOGY AND HOSTING

2.1.	API, Invest Now. API and Invest Now provide access to various Technology, which may be selectively used at Issuer’s option pursuant to Prime Trust policies in effect at the time of each desired use. Technology may also be selectively enabled or disabled by Prime Trust, in our sole discretion, limiting which Technology, features and tools Users are provided access to use in accordance with the terms of this Agreement.

2.2.	Investor & Cap Table Management Technology, Data Access. Prime Trust offers Issuer with tools to manage its investors (including changes and updates), create its capitalization table, and access historical data. Prime Trust provides these tools and access on a Software-as-a-service (“SaaS”) basis for Issuer to manage its own capitalization table (“Cap Table”) shareholder records. The Issuer agrees that is solely responsible for managing its Cap Table and shareholder records and agrees that Prime Trust SaaS technology that is being provided is only a tool to aid the Issuer to manage its shareholder records. The Issuer acknowledges that the SaaS technology provided are not the services of a registered stock transfer agent, and that the Issuer has the sole responsibility for determining whether a registered stock transfer agent is required for its Offering(s) and to ensure compliance with applicable regulations with respect to records and any transfers. The SaaS system can be used to access historical data on Investors and the Offering. Issuer’s authorized administrators will have access to the SaaS system, at Issuer’s sole discretion and responsibility. Prime Trust does not directly make changes to investor data, nor does it issue certificates or enforce transfer restrictions. SaaS services are provided for the monthly and other fees detailed in Exhibit B of this Agreement.

2.3.	Hosting & Management. At all times, the Technology shall be hosted, managed and maintained by Prime Trust and our appointed third-party service providers. The Technology is accessible via our API, and not by any separate software installation. Prime Trust provides Technology to numerous other customers, including other issuers and funding platforms. Prime Trust may update, modify, change or otherwise alter the hosting location(s) and/or methodology, as well as any or all features, functionality, user interface(s) located in Issuer’s account on my.fundamerica.com (the “Control Panel”), business logic, policies, procedures, and/or the API and/or Invest Now from time to time at its sole discretion and without notice or liability. In addition, Prime Trust may stop (permanently or temporarily) providing the Technology (or any specific component(s) or feature(s) of the Technology to you or to your Users generally without prior notice or any liability. All data collected through API or InvestNow shall be stored in the United States of America.

3.	SERVICES

3.1.	Access. Prime Trust will make the Technology available to Issuer and Issuer’s investors and other Users in accordance with this Agreement and Prime Trust’s rules, policies, and terms of use then in effect. Issuer acknowledges that its use of the Technology are subject to this Agreement, including all applicable terms of service, privacy policies and other policies that are then in. Issuer acknowledges that some of the Technology, even though a la carte in the system, may be interdependent and not available except and unless combined with other features of services of the Technology, as determined in the sole discretion of Prime Trust, and that your terms, access to specific Services, and/or fees may be different than those of other Prime Trust customers, and even different than those of other Offerings you have conducted using our Technology, if any.

3.2.	Technology Restrictions. Issuer will not directly itself, and will not permit or authorize third parties, including Users, employees or agents to: (a) rent, lease, sublet, resell, convert, license, exploit, use, modify, or otherwise permit unauthorized third parties to access or use any aspect of the API or Invest Now; (b) reverse engineer, reverse assemble or otherwise attempt to discover the source code for the API or Invest Now; (c) circumvent or disable any security or other technological features or measures of the API or Invest Now; (d) alter, modify, convert or attempt to, modify, convert or otherwise manipulate the API or Invest Now, software or code; or (e) clone or otherwise copy, replicate or duplicate in any fashion any part of the API or Invest Now design, workflow, features or methodology, all of which Issuer acknowledges are proprietary intellectual property wholly owned by Prime Trust. Issuer, including Users, is granted a limited, revocable, nontransferable and nonexclusive license to use the Technology in accordance with the terms of this Agreement.

3.3.	Reporting. Prime Trust will provide Issuer with access to regular updates via various web-accessible dashboards, various plug-and-play web widgets, and/or via WebHooks functionality of the API, which enables Issuer to pull data from our system directly into its servers and to get on-demand updates both for its own purposes and so it can create reports and alert systems for its customers and other Users with respect to fund transfers and other transactions for each open Escrow Account with Prime Trust. When the Technology is used via the API, then Prime Trust shall not be obligated to push or send reports or alerts to Issuer or any other person. When the Technology features are accessed via Invest Now or via manual dashboard tools then Prime Trust will send confirmations and alerts, generally on Issuer’s behalf (meaning “from” you, which you hereby unequivocally and unconditionally instruct, direct and authorize us to do in the form and format standard in our system or as customized for you).

3.4.	Data Privacy. Investor data received by Prime Trust in conjunction with the Technology shall only be used for the purposes of providing Technology and as required by the services provided pursuant to this Agreement.

3.5.	Prime Trust Duties. Prime Trust will at all times manage the Technology, including without limitation the API, Invest Now, and all related engineering functions, including application maintenance, upgrades, hosting and modifications. Prime Trust will provide the API, Invest Now, and the Technology availability on an ongoing basis in consideration for the Fees, (defined below) including technology, upgrades, operating systems, databases and backups, SSL certificates, third-party service integrations, and related technology licenses.

3.6.	Issuer’s Obligations. Issuer warrants that it will conduct its Offering(s) in compliance with all applicable federal and state laws.

3.7.	Ethics, Reputation. Issuer will use the Technology in compliance with all applicable laws and regulations, and refrain from any conduct, use or misuse that may damage the reputation of Prime Trust or its subsidiaries or affiliated entities.

3.8.	No Warranties or Authority to Bind. Neither Issuer, nor any User, has authority to enter into contracts that bind Prime Trust or create obligations on the part of Prime Trust without the prior written authorization of the Prime Trust. Issuer will not make or publish any representations, warranties, or guarantees on behalf of Prime Trust concerning Prime Trust’s Technology.

3.9.	Content, Use, and Protection Against Unauthorized Use. Prime Trust reserves the right to suspend or terminate any User from using the API or Invest Now for any violation of the terms or intent of this Agreement, as determined by Prime Trust in its sole discretion. Issuer is prohibited from using Prime Trust’s API or Invest Now in any unlawful or unethical manner, or in any manner that interferes with, adversely affects, disrupts, or disables the API or Invest Now or the networks or Technology on which the API or Invest Now operates, or that is in any way a violation of the site Terms of Use or any federal or state laws, rules or regulations. Issuer is solely responsible for the Materials, postings or other data and transmissions using the API or Invest Now, and any other use of the API and Invest Now. Issuer will use its best efforts to prevent any unauthorized use of the API and Invest Now and immediately notify Prime Trust in writing of any unauthorized use that comes to Issuer’s attention. Issuer will take all steps reasonably necessary to terminate the unauthorized use.

3.10.	Terms of Use, Privacy Policy, Service Level Agreement. Except as set forth in this Agreement, the Technology shall be subject to the most current, then in effect, Terms of Use, Privacy Policy and other policies, as available via links at the bottom of the www.Prime Trust.com website or provided to Issuer. In the event of any conflict between any terms or provisions of the website Terms of Use and the terms and provisions of this Agreement, the applicable terms and provisions of this Agreement shall control.

3.11.	Ownership. Except for the rights expressly granted in this Agreement, nothing shall be construed or shall grant, convey, transfer, assign, or imply the conveyance of rights, claims, ownership or other claim to any right or title to the technology, software, business processes or intellectual property of Issuer. Issuer will not acquire any right, title, or interest in or to the API, Invest Now, or other software, technology, business processes, copyrights, trademarks, or intellectual property of Prime Trust or its subsidiaries and affiliated entities by any reason, including:

(a)	the execution and delivery of this Agreement,

(b)	the disclosure of any information with respect to Invest Now or the API by Prime Trust either pursuant to this Agreement or prior or subsequent to execution hereof,

(c)	Issuer’s discovery of confidential information in the course of the commercial relationship contemplated by this Agreement, or

(d)	any licensed or unlicensed use of Prime Trust’s proprietary information, software, the API, Invest Now , brand, or intellectual property and/or the creation or evolution of any derivative or new intellectual property, software, information, arising from the use or misuse of the Technology. Rather, Prime Trust retains the sole and exclusive ownership of all intellectual property and proprietary rights with respect to the Technology, including without limitation API, Invest Now and other software made available to Issuer and its Users, as well as business and technological processes, including the sole and exclusive ownership to any improvements and derivative works of the API developed by Issuer or any other person. Issuer hereby grants to Prime Trust a nonexclusive, worldwide, royalty free right and license to its copyrights, intellectual property and proprietary rights strictly in connection with Prime Trust’s development, integration, implementation, hosting, marketing, advertising and operation of the Technology.

4.	FEES

4.1.	Fees, Compensation. Fees for the Technology provided under this Agreement are set forth in Exhibit B. All Fees are incurred immediately at the time Technology is ordered. Fees may at times also be payable out of escrow proceeds (paid to Prime Trust by the escrow agent before escrow agent sends funds to Issuer), by credit card, or by company check or wire. No fee for any of our Technology is contingent upon the success or amount of any investment in particular or the offering in general. No Fees are to be prorated for any partial periods, nor are they refundable in whole or in part unless agreed to in writing by Prime Trust for the specific Technology for which any Fees were charged. Issuer acknowledges and agrees that Prime Trust is no way is performing any duties of an underwriter or investment advisor.

4.2.	Taxes. Each party to this Agreement shall be solely responsible for their own federal and state taxes, and will pay their own taxes, duties, withholding taxes, and other governmental and/or regulatory charges (collectively, the “Taxes”) resulting from or pursuant to its performance under this Agreement and as they apply to its respective business.

4.3.	Late Charges. Any amount not paid by Issuer when due will be subject to finance charges equal to one and one-half percent (1.5%) per month or the highest rate permitted by applicable law, whichever is greater, determined and compounded daily from the date due until the date paid. Issuer will also reimburse all costs and expenses (including, but not limited to, reasonable attorneys’ fees) incurred by Prime Trust or its subsidiaries and affiliated entities to collect any amounts not paid when due. Prime Trust, may, at any time, in its sole and absolute discretion, suspend availability of the Technology on any account which is late in payment.

5.	MUTUAL WARRANTIES

5.1.	Mutual Warranties. Each party to this Agreement represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings. Each party further represents and warrants that: (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (b) no authorization or approval from any other person is required in connection with such party’s execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

5.2.	Warranties by Issuer.

5.2.1.	Issuer Materials. Issuer hereby represents and warrants that the Issuer’s Offering and its Materials comply with all applicable laws, and will not infringe the copyright, trade secret, privacy, publicity, or other rights of any third party. Issuer hereby indemnifies and holds Prime Trust harmless for any and all violations or breaches of this Section 5.2.1. Issuer acknowledges that it is sharing its Issuer Materials with Prime Trust in order for us to provide the Technology and perform under this Agreement.

5.2.2.	Breach of Warranties. In the event of any breach of any of Issuer’s responsibilities or warranties herein, in addition to any other remedies available at law or in equity, Prime Trust has the right to immediately, in Prime Trust’s sole discretion, suspend any related API features and/or Technology if deemed necessary by Prime Trust to prevent or eliminate difficulties in the operation of Technology, harm to Prime Trust’s reputation, or to prevent potential litigation or other controversies.

5.2.3.	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, PRIME TRUST MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW). PRIME TRUST EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, TITLE, AND NON-INFRINGEMENT. PRIME TRUST DOES NOT WARRANT AGAINST INTERFERENCE WITH THE USE OF THE SERVICES OR SOFTWARE OR AGAINST INFRINGEMENT. PRIME TRUST DOES NOT WARRANT THAT THE SERVICES OR SOFTWARE ARE ERROR-FREE OR THAT OPERATION OF THE API, INVEST NOW OR THE SERVICE WILL BE SECURE OR UNINTERRUPTED. PRIME TRUST EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY ARISING OUT OF THE FLOW OF DATA AND DELAYS ON THE INTERNET. ISSUER WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF PRIME TRUST TO ANY THIRD PARTY. ISSUER’S ACCESS TO AND USE OF THE SERVICES OR ANY API ARE AT ISSUER’S OWN RISK. ISSUER UNDERSTANDS AND AGREES THAT THE SERVICES ARE PROVIDED TO IT ON AN “AS IS” AND “AS AVAILABLE” BASIS. PRIME TRUST EXPRESSLY DISCLAIMS LIABILITY TO ISSUER FOR ANY DAMAGES RESULTING FROM ISSUER’S RELIANCE ON OR USE OF THE SERVICES.

6.	LIMITATION OF LIABILITY

6.1.	Disclaimer of Consequential Damages. ISSUER HEREBY ACKNOWLEDGES AND AGREES, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, PRIME TRUST WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO ISSUER (OR ANY THIRD-PARTY) FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR LOSS OF BUSINESS.

6.2.	Cap on Liability. ISSUER HEREBY ACKNOWLEDGES AND AGREES UNDER NO CIRCUMSTANCES WILL PRIME TRUST‘S TOTAL LIABILITY OF ANY AND ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO WARRANTY CLAIMS), REGARDLESS OF THE FORM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED ON CONTRACT, TORT, OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF FEES PAID, IF ANY, BY ISSUER TO PRIME TRUST UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY.

6.3.	General Indemnification. Issuer hereby agrees to indemnify, protect, defend and hold harmless Prime Trust and its officers, directors, members, shareholders, employees, agents, partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, regulatory investigations, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which Prime Trust may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Issuer contained in this Agreement or in any certificate or document delivered by Issuer or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of Issuer under this Agreement, or (c) any other cost, claim or liability arising out of or relating to operation or use of the license granted hereunder, or, (d) any breach, action or regulatory investigation arising from Issuer’s failure to comply with any state blue sky laws or other applicable laws, and/or arising out of any alleged misrepresentations, misstatements or omissions of material fact in the Materials, general solicitation, advertisements and/or other offering documents. Issuer is required to immediately defend Prime Trust including the immediate payment of all attorney fees, costs and expenses, upon commencement of any regulatory investigation arising or relating to the Offering(s) and/or use of the Technology and/or items in this Section 6.3(a) through (d). Any amount due under the aforesaid indemnity will be due and payable by Issuer within thirty (30) days after demand thereof.

7.	MUTUAL CONFIDENTIALITY OF INFORMATION

7.1.	Definition of Confidential Information. As used herein, the “Confidential Information” means all confidential and proprietary information of a disclosing party (“Disclosing Party”) to the other party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including the terms and conditions of this Agreement (including pricing and other terms reflected in all Account forms hereunder), data, business and marketing plans, technology and technical information, product designs, API designs, Invest Now , and business processes. Confidential Information shall not include any information that: (i) is or becomes known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to its disclosure by Disclosing Party without breach of any obligation owed toe Disclosing Party; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is received from a third party without breach of any obligation owed to Disclosing Party. All intellectual property, work product, software, code, and other proprietary information or work product of both parties to this Agreement is expressly agreed to be Confidential Information.

7.2.	Protection. Each party agrees to protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event using less than reasonable care.

7.3.	Remedies. If Receiving Party discloses or uses or threatens to disclose or use any of the Confidential Information of Disclosing Party in breach of the terms hereunder, Disclosing Party shall have the right, in addition to any other remedies available in law and equity, to seek injunctive relief to enjoin such act, it being specifically acknowledged by the parties that any other available remedies are inadequate.

8.	TERM AND TERMINATION

8.1.	Term. This Agreement shall become effective on the Effective Date and shall continue for the duration of the Offering (the “Initial Term”) and for ongoing post-sale-of-securities data access, reporting and investor & cap table technology unless terminated earlier as provided for herein.

8.2.	Termination. Either party may terminate this Agreement upon thirty (30) days written notice.

8.3.	Effect of Termination. Upon expiration or termination of this Agreement, (a) Issuer will cease using the API, Invest Now, dashboard(s), and all associated Technology and Prime Trust will be relieved from any further obligation to provide the Technology; (b) each party will retain all rights and claims arising hereunder prior to the effective date of any expiration or termination; (c) the rights and obligations of the parties under Sections 3.2, 3.7, 3.8, 3.9, 3.12, 5, 6, 7, 8, and 9 will survive an expiration or termination; and (d) Prime Trust will continue to hold data and maintain records as required by applicable regulations and/or good business practices.

9.	MISCELLANEOUS

9.1.	Notices. All notices permitted or required by this Agreement will be via electronic mail (“email”), and will be deemed to have been delivered and received upon sending via any nationally recognized and trusted SMTP delivery service. Notices shall be delivered to the addresses on record which, if to Prime Trust shall be to tech-support@primetrust.com and if to Issuer shall be to the email address on file in their account on apps.fundamerica.com.

9.2.	No Implied License. Except as expressly provided in this Agreement, this Agreement is not intended and will not be construed to confer upon either party any license rights to any patent, trademark, copyright, or other intellectual property rights of either party hereto or any other rights of any kind not specifically conferred in this Agreement. All right, title, and interest in and to the Technology are and will remain the exclusive property of Prime Trust.

9.3.	Interpretation and Severability. It is the express intent of the parties that (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9.4.	Independent Contractors. Performance by the parties under this Agreement will be as independent contractors. This Agreement is not intended and shall not be construed as creating a joint venture or partnership, or as causing either party to be treated as the agent of the other party for any purpose or in any sense whatsoever or to create any fiduciary duty or relationship or any other obligations other than those expressly imposed by this Agreement.

9.5.	Limited License of Trademarks. During the term of this Agreement, Issuer has the option to generally use Prime Trust’s name, logo and trademarks on its website and other marketing materials so long as such use is not construed in any way to imply that any securities offering or transaction is endorsed, recommended, or vetted by Prime Trust or its subsidiaries or affiliated entities, or that Issuer is authorized to act as a securities agent or a representative of Prime Trust or its subsidiaries or affiliated entities. Furthermore, it is agreed that Prime Trust, has the option to use the name and logo of Issuer in publicly disclosing the existence of this business relationship.

9.6.	No Legal, Tax or Accounting Advice. Issuer agrees without reservation that Prime Trust is NOT providing any legal, tax or accounting advice in any way, nor on any matter, regardless of the tone or content of any communication (oral, written or otherwise). Issuer unconditionally agrees to rely solely on its own legal, tax and accounting professionals for any such advice and on all matters.

9.7.	No Investment Advice or Recommendations. Issuer agrees that Prime Trust is not providing any investment, legal, tax or regulatory compliance advice, nor do we make any recommendations to any issuer of, or investor in, any securities. Issuer agrees that it will only rely on the advice of its attorneys, accountants and other professional advisors, including any registered broker-dealers acting as an underwriter of the offering.

9.8.	Electronic Signature and Communications Notice and Consent. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Agreements’ electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Agreement will be emailed to Issuer and Prime Trust and will be stored on the Technology and accessible in the Control Panel. Each of Issuer and Prime Trust hereby consent and agree that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, all parties agree that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Issuer and Prime Trust. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement consents to be legally bound by this Agreement's terms and conditions. Furthermore, each of Issuer and Prime Trust hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that you desire. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

9.9.	Assignment. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger, consolidation or otherwise by operation of law, and (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of the proper successors and assigns.

9.10.	Non-Absolute Standards. All of the Technology are provided under a “reasonability” standard. This means that no service may be held to an absolute or perfect standard. All services are provided “as is” and in such a manner that they are reasonable, and not perfect or flawless. Issuer acknowledges this and agrees that this is fair and acceptable, and that all applicable sections of this Agreement apply to this concept, including, but not limited to, Sections 3.8, 3.9, 3.10, and Sections 5 and 6.

9.11.	Binding Arbitration, Applicable Law and Venue, Attorneys Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws. Any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in New York, New York pursuant to the rules of the American Arbitration Association. Issuer and Prime Trust each consent to this method of dispute resolution, as well as jurisdiction, and consent to this being a convenient forum for any such claim or dispute and waives any right it may have to object to either the method or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

9.12.	Counterparts; Facsimile; Email; Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by facsimile or email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

9.13.	Force Majeure. No party will be liable for any default or delay in performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any person to perform any commitment to such party related to this Agreement; or any other cause, whether similar or dissimilar to those expressly enumerated in this Section, beyond such party’s reasonable control.

9.14.	Interpretation. Each party to this Agreement has been represented by or had adequate time to obtain the advice and input of independent legal counsel with respect to this Agreement and has contributed equally to the drafting of this Agreement. Therefore, this Agreement shall not be construed against either party as the drafting party. All pronouns and any variation thereof will be deemed to refer to the masculine and feminine, and to the singular or plural as the identity of the person or persons may require for proper interpretation of this Agreement. And it is the express will of all parties that this Agreement is written in English and uses the font styles and sizes contained herein.

9.15.	Captions. The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.16.	Beneficiaries. This Agreement is not intended to and shall not be construed to give any third-party any interest or rights (including, without limitation, any third-party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

9.17.	Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties concerning the subject matter hereof, and supersedes all prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement, and may not be modified or amended, except by a written instrument executed after the effective date of this Agreement by the party sought to be charged by the amendment or modification.

10.	SUBSTITUTE FORM W-9- TAXPAYER IDENTIFICATION NUMBER CERTIFICATION

10.1.	Section 6109 of the Internal Revenue Code requires us to provide you with our Taxpayer Identification Numbers (TIN).

Company Name: Prime Trust, LLC
Contact: Accounting
Address: 330 S. Rampart Blvd., Suite 260, Summerlin, Nevada 89145
Tax ID Number (EIN): 81-2236823
[X] We are exempt from backup withholding.
Under penalties of perjury, Prime Trust, LLC hereby certifies that the number shown above is our correct taxpayer identification number, that we are not subject to backup withholding, and that we are a U.S. person.